UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2009

ROYAL GOLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(f)           On November 18, 2009, the Board of Directors (the “Board”) of Royal Gold, Inc. (the “Company”) authorized and approved the payment of cash bonuses for fiscal year 2009 (ended June 30, 2009) to the Company’s executive officers. This bonus compensation information was not included in the Summary Compensation Table included in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on October 9, 2009, because amounts of such bonuses were not determined and not calculable as of the time of the proxy filing. The fiscal 2009 bonus payments, the total fiscal 2009 compensation as reported in the 2009 proxy statement, and the recalculated total compensation, including bonus payments approved for the Company’s named executive officers, for fiscal year 2009 is as follows:

Named Executive Officer and Principal Position	Fiscal 2009 Bonus	Total Fiscal 2009 Compensation as Reported in Proxy Statement	Total Fiscal 2009 Compensation Including Fiscal 2009 Bonus
Tony Jensen President and Chief Executive Officer	$280,000	$991,641	$1,271,641

Stefan Wenger Chief Financial Officer and Treasurer	$120,000	$545,471	$665,471

Bruce C. Kirchhoff Vice President and General Counsel	$130,000	$406,037	$536,037

William Heissenbuttel Vice President of Corporate Development	$125,000	$412,321	$537,321

Karen P. Gross Vice President and Corporate Secretary	$115,000	$539,468	$654,468

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 17, 2009, the Board approved several amendments to the Amended and Restated Bylaws of the Company (the “Bylaws”), effective November 17, 2009, which amend the Amended and Restated Bylaws filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q on May 1, 2008.  The principal amendments to the Bylaws are discussed below.

Meetings of the Stockholders.  The Bylaws were amended to provide that the annual meeting of the stockholders shall be held on the third Wednesday in the month of November in each year, or on such other date as may be determined by the Board.

Advance Notice.  The Bylaws were amended in respect of the advance notice which must be given to the Company of any nominations or other business proposed to be brought before a meeting by a stockholder.  Any such notice shall include certain specified information regarding (i) each person whom the stockholder proposes to nominate for election or re-election as a director, (ii) any other business the stockholder proposes to bring before the meeting and (iii) the stockholder giving notice and the beneficial owner, if any, or any affiliate or associate thereof, on whose behalf the nomination or proposal is made.  The Bylaws were also amended to include similar advance notice requirements with respect to actions proposed by a  stockholder to be taken by written consent of the stockholders without a meeting of the stockholders.

Record Date.  The Bylaws were amended to allow the Board, in its discretion, to fix a record date for purposes of determining stockholders entitled to notice of a meeting of stockholders and a separate, later record date for the purposes of determining the stockholders entitled to vote at such meeting.

Board of Directors.  The Bylaws were amended to provide that the Board shall consist of such number of directors as may be determined from time to time by the Board, which shall be no fewer than three (3) and no more than twelve (12).  By resolution of the Board on November 17, 2009, the size of the Board was decreased from nine (9) to seven (7) directors, consisting of two (2) Class I directors, two (2) Class II directors and three (3) Class III directors.   The Bylaws also were amended to provide for the positions of Chairman of the Board and Lead Director.

Officers.  The Bylaws were amended to require that the Company have at least two (2) officers at any time, one of whom shall have the duty to record the proceedings of the meetings of the stockholders and the Board.  The descriptions of the officers of the Company were also amended to, among other things, eliminate the position of Executive Chariman and provide that the positions of Chief Executive Officer and President may be held by the same individual or separate individuals.

Indemnification.  The provision in the Bylaws providing for indemnification was amended to clarify certain language and to provide that the Company is not required to indemnify a person on account of any action, claim or proceeding (other than as specifically provided in the Bylaws) initiated by such person against the Company unless such action, claim or proceeding (i) relates to such person’s right to indemnification under any indemnification agreement entered into by such person and the Company, (ii) was authorized in the specific case by action of the Board, or (iii) as otherwise required under the Delaware General Corporation Law.

The above description of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws filed herewith as Exhibit 3.1 and incorporated into this Item 5.03 by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On November 17, 2009, the Board of Directors approved an amendment to the Company's Code of Business Conduct and Ethics (the "Code") to provide clarifying language regarding gifts given by Royal Gold, outside employment or business interests, investments, close personal relationships, additional clarification of Code enforcement and other non-substantive amendments.  A copy of the revised Code is available at the Company's website at http://www.royalgold.com.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.1	Amended and Restated Bylaws of Royal Gold, Inc., amended as of November 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

By:	/s/ Karen Gross
Name:	Karen Gross
Title:	Vice President & Corporate Secretary

Dated:  November 23, 2009

EXHIBIT INDEX

3.1	Amended and Restated Bylaws of Royal Gold, Inc., amended as of November 17, 2009.